Exhibit 16.2

May 14, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Global Employment Holdings, Inc. (the “Company”)

Ladies and Gentlemen:

We have reviewed Item 4.01 of the Company’s Form 8-K dated May 11, 2009 captioned “Changes in Registrant’s Certifying Accountant” and agree with the statements made as they relate to us. We are not in a position to agree or disagree with the other statements made in Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the forgoing report on Form 8-K.

/s/Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
Denver, CO